FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT, dated as of April 22, 2009 (the “Amendment”), is by and among Bison Capital Equity Partners II-A, L.P., a Delaware limited partnership, and Bison Capital Equity Partners II-B, L.P., a Delaware limited partnership (collectively, the “Purchaser”), on the one hand, and The Center for Wound Healing, Inc., a Nevada corporation (the “Company”), on the other hand.  Any capitalized term used but not otherwise defined herein shall have the same meaning as set forth in the Agreement (as defined below).

WHEREAS, the parties to the Amendment are parties to the Securities Purchase Agreement, dated as of March 31, 2008 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           The definition of “Put Price” set forth in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Put Price” shall mean the result of (A) the product of (a) the Equity Stake Fraction multiplied by an amount equal to (b) (i) the Assumed Multiple multiplied by the Consolidated Adjusted EBITDA (certified by the Company’s Chief Financial Officer) for the trailing twelve month period ending on the last day of the month immediately preceding the date that the Put Option Notice is delivered, plus (ii) all cash and Cash Equivalents of the Credit Parties as of the end of the month immediately preceding the date that the Put Option Notice is delivered, minus (iii) all indebtedness of the Credit Parties to unaffiliated third parties incurred in the ordinary course of business (other than Indebtedness incurred in violation of any provision hereof and including the Note) outstanding as of the end of the month immediately preceding the date that the Put Option Notice is delivered, minus (B) the Exercise Price (as defined in the Warrant Agreement) multiplied by the aggregate number of Warrant Securities (as defined in the Warrant Agreement).

2.           All other terms and conditions of the Agreement shall remain in full force and effect and shall not be affected by the Amendment.

3.           The Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  The Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

4.           Sections 14.5, 14.6, 14.7 and 14.8 of the Agreement are hereby incorporated by reference and made a part of the Amendment mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have each caused the Amendment to be duly signed as of the date first above written.

BISON CAPITAL EQUITY PARTNERS II-A, L.P.

By: BISON CAPITAL PARTNERS II, LLC, its general partner

By:  _/s/_ Douglas Trussler___

Name: Douglas B. Trussler

Title:  Managing Member

BISON CAPITAL EQUITY PARTNERS II-B, L.P.

By: BISON CAPITAL PARTNERS II, LLC, its general partner

By:  _/s/_ Douglas Trussler___

Name: Douglas B. Trussler

Title:  Managing Member

THE CENTER FOR WOUND HEALING, INC.

By:  _/s/_ Andrew Barnett__

Name: Andrew G. Barnett

Title:  Chief Financial Officer